Exhibit 99.1

12 F,Century Link Mall Tower 1,Century Avenue 1198,Pudong New Area
Shanghai 201122,PRC
Tel:+86 2158772770 Fax:+86 2158770160
Shanghai . Zhengzhou . Dalian . Wuxi
www.ganuslaw.com

To: Huachen AI Parking Management Technology Holding Co., Ltd

No.1018 Haihe Road, Dushangang Town, Pinghu City, Jiaxing, Zhejiang Province, China

Dear Sirs/Madams,

We are lawyers qualified in the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (as defined below). For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We are acting as PRC counsel to Huachen AI Parking Management Technology Holding Co., Ltd (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed public offering (the “Offering”) of certain number of the ordinary shares, par value $0.00000125 per share (the “Ordinary Shares”), of the Company, in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto(the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (ii) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Global Market.

In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this Opinion, including but not limited to originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (the “Documents”).

In examining the Documents and for the purpose of giving this Opinion, we have assumed without further inquiry:

1.	the genuineness of all the signatures, seals and chops, the authenticity of the Documents submitted to us as original and the conformity with authentic original documents submitted to us as copies and the authenticity of such originals;

2.	the truthfulness, accuracy and completeness of the Documents, as well as the factual statements contained in the Documents;

3.	that the Documents provided to us remain in full force and effect up to the date of this Opinion and that none of the Documents has been revoked, amended, varied or supplemented except as otherwise indicated in such documents;

4.	that information provided to us by the Company, Huachen HK (as defined below), and the PRC Subsidiaries (as defined below) in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company, Huachen HK, and the PRC Subsidiaries have not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

5.	all Governmental Authorizations (as defined below) and other official statement or documentation are obtained by lawful means in due course;

6.	that each of the parties other than PRC Subsidiaries is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

7.	that all parties other than the PRC Subsidiaries have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties; and

8.	all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

For the purpose of rendering this Opinion, where important facts were not independently established to us, we have relied upon certificates issued by Governmental Authorities and representatives of the shareholders of the Company, Hua Chen HK, and the PRC Subsidiaries with proper authority and upon representations, made in or pursuant to the Documents.

The following terms as used in this Opinion are defined as follows:

“China” or “PRC”	means the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this Opinion only.

“PRC Laws”	means any and all officially published laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Governmental Authorities”	means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC.

“Governmental	means licenses, consents, authorizations, sanctions, permissions, declarations, approvals, orders,

Authorizations”	registrations, clearances, annual inspections, waivers, qualifications, certificates and permits from, and the reports to and filings with, PRC Governmental Authorities pursuant to any applicable PRC Laws.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“Trial Measures”	Means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, issued by the CSRC and became effective on March 31, 2023

“Huachen HK”	refers to Hua Chen Intelligent Technology Co. Limited, an entity incorporated under the laws and regulations in Hong Kong and a wholly-owned subsidiary of Huachen Cayman.

“Hua Chen WFOE”	refers to Huachen AI Technology (Zhejiang) Co., Ltd. (华谌人工智能科技（浙江）有限公司), a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Hua Chen Intelligent Technology Co. Limited.

“Zhejiang Hua Chen Tech”	refers to Zhejiang Huachen Technology Co., Ltd., a limited liability company organized under the laws of the PRC and a majority-owned subsidiary of Hua Chen WFOE.

“Shanghai TD Manufacturing”	refers to Shanghai Tiandidaochuan Parking Equipment Manufacturing Co., Ltd. (上海天地岛川停车设备制造有限公司), a limited liability company organized under the laws of the PRC and a majority-owned subsidiary of Zhejiang Huachen Technology Co., Ltd (浙江华谌科技有限公司).

“Zhejiang TD Parking”	refers to Zhejiang Tiandidaochuan Parking Equipment Co., Ltd. (浙江天地岛川停车设备有限公司), a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Shanghai TD Manufacturing.

“Shanghai Yufeng”	refers to Shanghai Tiandiricheng Parking Lots Management Co., Ltd. (上海天地日成停车场管理有限公司), a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Shanghai TD Manufacturing

“Shanghai TP Parking”	refers to Shanghai Tiandi Puji Parking Management Co., Ltd. (上海天地浦机停车场管理有限公司), a limited liability company organized under the laws of the PRC and a wholly -owned subsidiary of Shanghai TD Parking.

“Shanghai TD Installation”	refers to Shanghai Tiandidaochuan Parking Equipment Installation Co., Ltd. (上海天地岛川停车设备安装有限公司), a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of Shanghai TD Parking.

“PRC Subsidiaries”	refers to Hua Chen WFOE, Zhejiang Hua Chen Tech, Shanghai TD Manufacturing, Zhejiang TD Parking, Shanghai Yufeng, Shanghai TP Parking, and Shanghai TD Installation, all of which are limited liability companies organized under the laws of the PRC.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

Based upon and subject to the foregoing and the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that:

1.	The description of the ownership structure described under the caption “Corporate Structure” in the Prospectus is true and accurate in all material respects and insofar as related to PRC Laws, nothing has been omitted from such description which would make the same misleading in any material respects. Based on our understanding of the currently effective PRC Laws, the ownership structures of the PRC Subsidiaries, both currently and immediately after giving effect to the Offering, will not result in any violation of the PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of the PRC Laws and future PRC laws and regulations, and there can be no assurance that in the future the PRC authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

2.	M&A Rules. The M&A Rules purport, among other things, to require an offshore special purpose vehicles controlled by PRC companies or individuals and formed for overseas listing purposes through acquisitions of PRC domestic interest held by such PRC companies or individuals, to obtain the approval from the CSRC prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the currently effective PRC Laws, the CSRC’s approval is not required for the approval of the listing and trading of the Company’s Ordinary Shares on the Nasdaq Global Market, given that (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the Prospectus are subject to the M&A Rules; and (ii) the WFOE was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented in the future and our opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

3.	CSRC Filing. On February 17, 2023, the CSRC issued the Trial Measures and supporting guidance (collectively, the “Filing Rules on Overseas Listings”), which came into effect on March 31, 2023. The Filing Rules on Overseas Listings, among other things, stipulate that, after submitting initial applications for initial public offerings or listings overseas, all China-based companies shall file with the CSRC within three (3) working days; where China-based companies submits their application for initial public offering and listing overseas by secret or non-public means, it may submit explanations at the time of filing with the CSRC, apply to postpone the disclosure of the information, and shall report to the CSRC within three (3) working days after the application for offering and listing are submitted public overseas. After completing overseas offering and listing, China-based companies shall report to CSRC in accordance with the guidance. Whereas the Filing Rules on Overseas Listings have come into effect on March 31, 2023, China-based companies applying for overseas offering and listing after March 31, 2023, shall file with the CSRC within three (3) working days after submitting the filing application for listing overseas. This means that Zhejiang Hua Chen Tech, as a China-based company indirectly offering or listing overseas, shall comply with the Filing Rules on Overseas Listings and go through the filing procedures with the CSRC before the overseas offering and listing. The Company submitted initial filing documents to the CSRC on December 22, 2023, which was within three working days after submitting the filing application for listing overseas, and the CSRC issued the filing confirmation on February 5, 2024 on this Offering and Listing.

4.	The statements set forth under the caption “Material Tax Consequences Applicable To U.S. Holders Of Our Ordinary Shares -PRC Taxation” in the Registration Statement insofar as they constitute statements of PRC tax law and regulations, are accurate in all material respects and constitute our opinion.

5.	The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedures Law and relevant civil procedure requirements in PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against the Company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

6.	The statements in the Prospectus under the captions “Prospectus Summary,” “Risk Factors,” “Corporate Structure,” “Business,” “Legal Proceedings,” “Enforceability of Civil Liabilities,” “Regulations,” “Dividend Policy,” and “Legal Matters” insofar as such statements constitute summaries of the PRC legal matters, documents or proceedings referred to therein, as confirmed by us, in each case to the extent, and only to the extent, governed by the PRC Laws, fairly present the information and summarize in all material respects the matters referred to therein; and such statements are true, correct and accurate in all material aspects, and nothing has been omitted from such statements which would make the same misleading in any material respect.

This Opinion is subject to the following qualifications:

a)	This Opinion relates only to currently effective PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

b)	We have not verified, and express no opinion on, the truthfulness, accuracy and completeness of all factual statements expressly made in the Documents.

c)	This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter, and no part shall be extracted for interpretation separately from this Opinion.

d)	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and the entitlement of attorneys ’ fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.

We here by consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference of our name in the Registration Statement.

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[This is the signature page of PRC Legal Opinion regarding certain legal matters of the initial public offering of Huachen AI Parking Management Technology Holding Co., Ltd]

Yours faithfully,

/s/ Ganus Law Firm
Ganus Law Firm

Date: August 9, 2024